Adamis Pharmaceuticals Corporation S-8

Exhibit 99.02

ADAMIS PHARMACEUTICALS CORPORATION

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

AND AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS
(2009 EQUITY INCENTIVE PLAN)

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Adamis Pharmaceuticals Corporation 2009 Equity Incentive Plan (the “Plan”).

Participant Name:____________________________

NOTICE OF RESTRICTED STOCK UNIT GRANT

Adamis Pharmaceuticals Corporation (the “Company”) has granted the individual named above (“Participant”) an Award of Restricted Stock Units (the “RSUs” or “Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Grant Notice and Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant for Non-Employee Directors attached hereto as Exhibit A, each of which is incorporated herein in their entirety and made a part hereof (collectively, the “Award Agreement”), as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of RSUs:

Vesting Schedule: The RSU shall vest on the ______ anniversary of the Vesting Commencement Date, subject to the other provisions of the Award Agreement.

Election Regarding Stock Sale Arrangement: At the time of executing this Grant Notice, Participant may make an election (i) whether to sell to the Company a portion of the shares of Common Stock underlying the RSUs on the applicable vesting date, as described in Section 3(c) of the Agreement, if, and only if, at the time of such vesting the Company has in effect a policy or program for such purchases and sales, and (ii) whether to have the delivery of the shares delayed as provided in Section 3(d). If one of the options below is not selected, then the Company will assume that the Participant did not elect to participate in the stock sale arrangement described in Section 3(c) of the Agreement and did elect to have the delay provision described in Section 3(d) apply. Participant acknowledges and agrees that the Company may never establish such a policy or program, and is under no obligation to establish or maintain any such program. Please choose one of the following options:

___ I DO NOT wish to participate in the stock sale arrangement described in Section 3(c) of the Agreement, and DO wish to have the possible delay provision in Section 3(d) apply to the delivery of my shares. (Default choice if no box is checked.)

___ I DO NOT wish to participate in the stock sale arrangement described in Section 3(c) of the Agreement, and DO NOT wish to have the possible delay provision in Section 3(d) apply to the delivery of my shares. (Default choice if no box is checked.)

___ I DO wish to participate in the stock sale arrangement described in Section 3(c) of the Agreement, if the Company has established and maintained such an arrangement, and DO NOT wish to have the possible delay provision in Section 3(d) apply to the delivery of the shares not sold.

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Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Award Agreement sets forth the entire understanding between Participant and the Company regarding the award of the RSUs and the underlying Common Stock and supersedes all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only, if any:

OTHER AGREEMENTS:

ADAMIS PHARMACEUTICALS CORPORATION		PARTICIPANT

By:
	Signature	Signature
Title:

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 EXHIBIT A

ADAMIS PHARMACEUTICALS CORPORATION

2009 EQUITY INCENTIVE PLAN
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

FOR NON-EMPLOYEE DIRECTORS

Pursuant to the Notice of Restricted Stock Unit Grant (“Grant Notice”), these Terms and Conditions of Restricted Stock Unit Grant for Non-Employee Directors, and the Company’s 2009 Equity Incentive Plan (the “Plan”) (collectively, the “Agreement” or the “Award Agreement”), Adamis Pharmaceuticals Corporation (the “Company”) has awarded the participant identified in the Grant Notice (“you” or the “Participant”) a Restricted Stock Unit Award for the number of restricted stock units (“RSUs” or “Restricted Stock Units”) indicated in the Grant Notice (the “Award”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. Subject to adjustment and the terms and conditions as provided herein and in the Plan, each RSU shall represent the right to receive one (1) share of Common Stock. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. NUMBER OF RSUS AND SHARES OF COMMON STOCK.

(a) The number of RSUs subject to your Award and the number of shares of Common Stock deliverable with respect to such RSUs may be adjusted from time to time for Capitalization Adjustments as described in Section 9(a) of the Plan. You shall receive no benefit or adjustment to your Award with respect to any cash dividend or other distribution that does not result from a Capitalization Adjustment as described in Section 9(a) of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

(b) Any additional RSUs, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 1 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs and Common Stock covered by your Award.

(c) Notwithstanding the provisions of this Section 1, no fractional RSUs or rights for fractional shares of Common Stock shall be created pursuant to this Section 1. The Board shall, in its discretion, determine an equivalent benefit for any fractional RSUs or fractional shares that might be created by the adjustments referred to in this Section 1.

2. VESTING. Subject to the limitations contained herein, the RSUs shall vest, if at all, as provided in the Vesting Schedule set forth in your Grant Notice, provided, however, that vesting shall cease upon the termination of your Continuous Service. In addition, if the Company is subject to a Change in Control (as defined in the Plan and provided that the Change in Control constitutes a change in control event described in paragraph (a)(2)(A)(v) of Section 409A or any other applicable provisions of Section 409A regarding change in control events) before your RSUs are fully vested, then all of the unvested RSUs subject to this Award shall become fully vested immediately prior to the effective date of such Change in Control and such Shares shall be issued immediately upon such change in Control. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

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3. DELIVERY OF SHARES OF COMMON STOCK.

(a) Subject to the provisions of this Agreement and the Plan, delivery of one share of Common Stock for each RSU which vests (“Shares”) shall occur as soon as practicable after the applicable vesting date but in each case within thirty (30) days following the vesting date (sometimes referred to as the “Original Issuance Date”) (or as otherwise provide below). In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Shares under this Award.

(b) You shall be solely responsible for any and all federal, state and local taxes due with respect to the Award and any payment hereunder.

(c) Because the vesting of RSUs creates tax obligations to you, the Company is offering you the opportunity at the time of executing this Agreement to elect to sell to the Company, if and only if after the date of this Award the Company establishes and maintains such a purchase program or policy, on the vesting date a whole number of shares of Common Stock underlying your RSUs equal as nearly as possible to 40% of the vested shares covered by the Award, at a price per share equal to the Fair Market Value of a share of the Common Stock on the vesting date. If you elect to participate in this stock sale arrangement and the Company establishes and maintains such a program or policy, the Company will remit promptly to you the aggregate purchase price for the shares of Common Stock so purchased at the address on file with the Company and will distribute the balance of the shares underlying the RSUs in the manner provided in Section 3(a) of this Agreement. Participant acknowledges and agrees that the Company may never establish such a policy or program, and is under no obligation to establish or maintain any such program.

(d) Notwithstanding the foregoing, if the Company does not purchase shares pursuant to the preceding paragraph, and if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when Participant is otherwise permitted to sell shares of Common Stock on an established stock exchange, stock market or quotation system (including, but not limited to, under a previously established Rule 10b5-1 trading plan) and sale of such shares would not violate any “lock-up” agreement undertaken in connection with an issuance of securities by the Company or any applicable registration requirements under the Securities Act of 1933, as amended, and (ii) the Company elects, prior to the Original Issuance Date, not to satisfy any applicable tax withholding obligation by withholding shares from the Shares otherwise due to the Participant on the Original Issuance Date under this Agreement, then the shares that would otherwise be issued to Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered as soon as practicable on the date on which the sale of such Shares would not be in violation of any such registration requirements, federal securities laws (or any Company policy related thereto), lock-up agreement or would otherwise be permitted under applicable securities laws or Company policies by the Participant on the open market; provided, however, that in no event shall the delivery of the Shares be delayed pursuant to this provision beyond December 31 of the calendar year in which the Original Issuance Date occurs or, if and only if permitted in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d). Delivery of the shares pursuant to the provisions of this Section is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner.

Please indicate whether or not you wish to participate in this stock sale arrangement described in Section 3(c) above, if available, by checking the appropriate box on the applicable Grant Notice.

4. PAYMENT BY YOU. This Award was granted in consideration of your services for the Company. Except as otherwise provided in this Agreement, you will not be required to make any payment to the Company (other than your past and future services for the Company) with respect to your receipt of the Award, vesting of the RSUs, or the delivery of the shares of Common Stock underlying the RSUs.

5. SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award, unless either (i) the shares of Common Stock are registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6. RESTRICTIVE LEGENDS. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

7. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award, except as provided in Section 3(c) hereof. For example, you may not use shares that may be issued in respect of your RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested RSUs. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement.

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8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as a Director or Consultant of the Company or any Affiliate.

9. UNSECURED OBLIGATION. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Your Award is unfunded, and even as to any RSUs that vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued to you pursuant to Section 3 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10. PARACHUTE PAYMENTS.

(a) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), that results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of RSUs. In the event that acceleration of vesting of RSU compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Award (i.e., earliest granted RSU cancelled last).

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control may perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company may appoint a different recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company, except as specified below.

(c) If, notwithstanding any reduction described in this Section, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

(d) Notwithstanding any other provision of this Section, if (i) there is a reduction in the payment of benefits as described in this Section, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

11. NOTICES. Any notices required to be given or delivered to the Company under the terms of this Award shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to you shall be in writing and addressed to your address as on file with the Company at the time notice is given. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

13. AMENDMENT. This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award that has not been delivered to you in Common Stock pursuant to Section 3.

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 14. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15. GOVERNING PLAN DOCUMENTS. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control; provided, however, that Section 3 of this Agreement shall govern the timing of any distribution of Common Stock under your Award. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board and the Committee shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

16. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

17. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18. SECTION 409A. Notwithstanding anything in the Plan or the Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the termination of Participant’s providing Continuous Service (provided that such termination constitutes a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such cessation of Participant’s providing Continuous Service and (y) the payment of Shares pursuant to such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s providing Continuous Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of termination of Participant’s providing Continuous Service, except in the event of Participant’s death following the cessation of Participant’s providing Continuous Service, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of the Award Agreement that the Award Agreement and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under the Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under the Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

19. NATURE OF GRANT. In accepting the grant, Participant acknowledges, understands and agrees that:

(a) the Award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(b) all decisions with respect to future Awards of Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;

(c) Participant is voluntarily participating in the Plan;

(d) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by the Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

(h) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose; and

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s providing Continuous Service to the Company (for any reason whatsoever).

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20. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

21. DATA PRIVACY. Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant understands that Data may be transferred to a stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operations may have different data privacy laws and protections than Participant’s country of residence. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company might not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.

22. ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to this Award of Restricted Stock Units or future Restricted Stock Units that may be awarded under the Plan, or other Awards mad or that may be made under the Plan, by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company. By acceptance of the Restricted Stock Units, Participant agrees to participate in the Plan through any online or electronic system that the Company may establish and maintain or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses, financial reports of the Company, and all other documents that the Company may be required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Restricted Stock Units and current or future participation in the Plan. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to the chief financial officer of the Company. Finally, Participant understands that Participant is not required to consent to electronic delivery.

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This Restricted Stock Unit Award Agreement for Non-Employee Directors shall be deemed to be signed by the Company and you upon the signing by you of the Restricted Stock Unit Grant Notice for Non-Employee Directors to which it is attached.